UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 6, 2010
Furmanite Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-05083	74-1191271

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2435 N. Central Expressway, Richardson, Texas	75080

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 972-699-4000
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
Furmanite Corporation (NYSE: FRM) today reported results for the quarter ended March 31, 2010. The press release is attached hereto as Exhibit 99.1.
Item 2.05 Costs Associated with Exit or Disposal Activities.
On May 6, 2010, Furmanite Corporation (the “Company”) committed to a new cost reduction initiative, primarily related to the consolidation of certain functions within the Company’s Central European operations. The Company is taking specific actions in order to improve operational and administrative efficiency of its Central European operations, while providing a structure which will allow for possible future expansion of operations within the region. The Company expects to complete these cost reduction actions in the current year, with a majority of these costs expected to be incurred by the end of the third quarter of 2010.
At this time, the Company cannot estimate the total amount or range of amounts expected to be incurred in connection with the initiative or the amount of charges that will result in future cash expenditures, which will be primarily severance, facility closure and related costs. Additionally, at this time, the Company cannot estimate the amount of charges associated with each major category of charges related to this initiative. The Company will disclose this information in a filing with the Securities and Exchange Commission promptly and in any event within four business days of such determination.
On May 6, 2010, the Company issued a press release announcing the cost reduction actions. A copy of this press release is attached hereto as Exhibit 99.1.
Item 7.01 Regulation FD Disclosure.
A slide presentation will be available on the company’s web site, www.furmanite.com to support the management’s discussion in the conference call held at 10:30 a.m. Eastern time, May 7, 2010. The slide presentation is attached as exhibit 99.2.
Item 9.01 Financial Statements and Exhibits.
99.1      May 6, 2010 press release

99.2      Slide Presentation dated May 7, 2010
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Furmanite Corporation
May 6, 2010	By:	/s/ Robert S. Muff
		Name:	Robert S. Muff
		Title:	Principal Financial Officer